Exhibit 99.(a)(1)(O)

REMINDER

DEADLINE: 11:59 P.M. (Pacific Time) August 23, 2007

To all VeriSign Employees Eligible to Participate in the Offer to Amend or Replace Eligible Options:

11:59 p.m. (Pacific Time) on August 23, 2007 is presently the deadline for you to tender your Eligible Options for amendment or replacement pursuant to the formal offer made by VeriSign, Inc. to amend or replace those options, dated July 27, 2007 (the “Offer”). The Offer document is located at the VeriSign intranet at the following hyperlink: https://vrsn.equitybenefits.com.

You may obtain a printed copy of the Offer document by contacting the PricewaterhouseCoopers LLP hotline at (408) 817-1207 if calling from California or 1-800-424-2234 if calling outside of California, or via e-mail at 409A-admin@verisign.com.

If you decide to tender your Eligible Options for amendment or replacement, you must submit your Election Form in accordance with the instructions located at https://vrsn.equitybenefits.com or accompanying the printed copy of the Offer document. The submission must be made by the deadline indicated above. We cannot accept late submissions; therefore, we urge you to respond early to avoid any last minute problems.

If you do not want to tender your Eligible Options, please disregard this reminder. However, your Eligible Options will not be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, which means that it is likely, but not certain that you will be subject to additional tax penalties, interest payments or other liabilities under Section 409A (or applicable state tax laws) with respect to any Eligible Option you do not tender for amendment or replacement pursuant to the Offer.

This reminder is being distributed to all employees eligible to participate in the Offer. Accordingly, you are receiving this notice even if you have previously submitted your Election Form.

Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Offer to Amend or Replace Eligible Options.